Exhibit 10.2
AMENDMENT TO THE
TIME WARNER CORPORATE GROUP STOCK INCENTIVE PLAN
     1. This Amendment to the Time Warner Corporate Group Stock Incentive Plan (the “Plan”) shall become effective on October 1, 2008 (the “Effective Date”).
     2. The terms “Fair Market Value,” “fair market value” and “Market Value,” as applicable, and their respective definitions, as may be set forth in the Plan shall be amended by replacing any such terms with “Fair Market Value” and replacing their respective definitions with the following:
“Fair Market Value” means, on a given date, (i) if there should be a public market for the shares of Common Stock on such date, the closing sale price of the shares of Common Stock on the New York Stock Exchange Composite Tape, or, if the shares of Common Stock are not listed or admitted on any national securities exchange, the average of the per share closing bid price and per share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”), or, if no sale of shares of Common Stock shall have been reported on the New York Stock Exchange Composite Tape or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the shares of Common Stock have been so reported or quoted shall be used, and (ii) if there should not be a public market for the shares of Common Stock on such date, the Fair Market Value shall be the value established by the Board of Directors or authorized Board committee in good faith.
     3. This Amendment shall apply with respect to the administration of awards under the Plan for any and all awards granted under the Plan that are outstanding on or after the Effective Date, provided however, that this Amendment shall not amend or affect the exercise price of any stock options granted under the Plan prior to October 1, 2008.
Date: September 10, 2008

TIME WARNER INC.

By:	/s/ Harry L. Spencer

Harry L. Spencer
Vice President, Global Benefits & HR Operations